Exhibit 99.1

Bank of South Carolina Corporation Announces Annual and Fourth Quarter Earnings

CHARLESTON, S.C., Jan. 12, 2023 /PRNewswire/ -- The Bank of South Carolina Corporation (Nasdaq: BKSC) announced unaudited earnings of $6,655,140 or $1.20 and $1.18 basic and diluted per share, respectively, for the year ended December 31, 2022 – a decrease of $89,725 or 1.33% from earnings for the year ended December 31, 2021 of $6,744,865 or $1.22 and $1.19 basic and diluted per share, respectively. Earnings for the three months ended December 31, 2022 increased $268,616 or 17.45% to $1,807,785 compared to $1,539,169 for the three months ended December 31, 2021. Returns on average assets and average equity for the year ended December 31, 2022 were 1.01% and 15.26%, respectively, compared with 2021 returns on average assets and average equity of 1.14% and 12.30%, respectively.

Fleetwood S. Hassell, President and Chief Executive Officer, stated, "We are very proud to announce 2022 profits that were the fourth best in our 36-year history. Maintaining safe and sound banking practices with consistent lending in this new interest rate environment along with excellent management of operating expenses has resulted in another solid year. Although interest rate spreads have improved, mortgage activity has slowed and intense competition for deposits has emerged. Bond portfolio values have also been impacted by higher rates, which indirectly impacts our capital and book value. We expect these declines to be temporary as investments mature over the coming months. The bank is well positioned to benefit from additional Federal Reserve rate increases, which we believe are coming this year as they continue to fight rising inflation. As we look ahead to 2023 and the opening of our new James Island office in just a few months, the bank's future is bright as we stay the course and continue to build for the future."

The following table shows the balance sheet and income statement highlights:

	(Unaudited) December 31, 2022	(Unaudited) December 31, 2021

Common stock shares outstanding	5,552,351	5,541,266
Book value per share	$ 6.99	$ 9.73
Total assets	$ 653,345,609	$ 679,220,646

Three Months Ended

Net income	$ 1,807,785	$ 1,539,169

Basic earnings per share	$ 0.33	$ 0.28
Diluted earnings per share	$ 0.32	$ 0.27

Weighted average shares outstanding: Basic	5,552,351	5,539,381
Diluted	5,652,399	5,686,849

	(Unaudited) December 31, 2022	(Unaudited) December 31, 2021
Twelve Months Ended

Net income	$ 6,655,140	$ 6,744,865
Basic earnings per share	$ 1.20	$ 1.22
Diluted earnings per share	$ 1.18	$ 1.19

Weighted average shares outstanding:
Basic	5,550,078	5,531,518
Diluted	5,644,698	5,680,482

About Bank of South Carolina Corporation

The Bank of South Carolina Corporation is the holding company of The Bank of South Carolina ("The Bank"). The Bank is a South Carolina state-chartered bank with offices in Charleston, North Charleston, Summerville, Mt. Pleasant, and the West Ashley community and has been in continuous operation since 1987. A sixth office at 1730 Maybank Highway on James Island is anticipated to open in the second quarter of 2023. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

For additional information, contact: Eugene H. Walpole, IV, Executive Vice President and Chief Financial Officer, (843) 724-1500